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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 28, 2001

Northern States Power Company
(a Minnesota Corporation)
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

000-31709	41-1967505
(Commission File Number)	(IRS Employer Identification No.)
414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  612-330-5500

(Former name or former address, if changed since last report)

Item 5.  Other Events

    In June 1999, the Minnesota Public Utilities Commission (MPUC) denied Northern States Power Company, a Minnesota corporation (NSP-Minnesota) recovery of 1998 lost margins, load management discounts and incentives associated with state-mandated programs for electric energy conservation. NSP-Minnesota recorded a $35 million charge in 1999, which reduced earnings. NSP-Minnesota appealed the MPUC decision and in December 2000, the Minnesota Court of Appeals reversed the MPUC decision.

    In January 2001, the MPUC appealed the lower court decision to the Minnesota Supreme Court. On February 23, 2001, the Minnesota Supreme Court declined to hear the MPUC's appeal. During the second quarter of 2001, NSP-Minnesota filed with the MPUC a plan that carried out, among other things, the court's decision. On June 28, 2001, the MPUC approved the plan and issued an order to that effect shortly thereafter. As a result, the previously recorded liabilities of approximately $41 million (including carrying charges) for potential refunds to customers are no longer required and have been reversed as of June 30, 2001.

    This accounting adjustment will increase second quarter revenue of NSP-Minnesota by approximately $35 million and increase allowance for funds used during construction (equity and debt) by approximately $6 million. The revenue increase relates to the elimination of potential refunds of amounts previously billed and collected, and the other income represents reversal of accrued carrying charges through March 31, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN STATES POWER COMPANY (a Minnesota Corporation)
/s/ DAVID E. RIPKA David E. Ripka Vice President and Controller

July 17, 2001

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SIGNATURES